                                                                     EXHIBIT 7.1












         Consolidated Financial Statements of


         DIGITAL  COURIER  INTERNATIONAL  CORPORATION
         (Expressed in Canadian Dollars)

         Auditors' Report
         Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Conflict

         Years ended September 30, 1997 and 1996

AUDITORS' REPORT

To the Board of Directors
Digital Courier International Corporation


We have audited the consolidated balance sheets of Digital Courier International Corporation as at September 30, 1997 and 1996, and the consolidated statements of operations and deficit and changes in financial position for the years ended September 30, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 1997 and 1996, and the results of its operations and the changes in its financial position for the years ended September 30, 1997 and 1996 in accordance with generally accepted accounting principles in Canada.

Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the results of operations for the year ended September 30, 1997 and 1996 and total assets and shareholders' equity as at September 30, 1997 to the extent summarized in note 13 to the financial statements.





Chartered Accountants


Vancouver, Canada

November 14, 1997, except as to notes 9(c)(i) and 15(b) which are as of December 24, 1997

COMMENTS BY AUDITORS FOR U.S. READERS ON
CANADA-U.S. REPORTING CONFLICT


In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by significant uncertainties such as those described in note 1(a) of the consolidated financial statements. Our report to the directors dated November 14, 1997, except as to notes 9(c)(i) and 15(b) which are as of December 24, 1997 is expressed in accordance with Canadian reporting standards which do not permit a reference to such uncertainties in the auditors' report when the uncertainties are adequately disclosed in the financial statements.





Chartered Accountants


Vancouver, Canada

November 14, 1997, except as to notes 9(c)(i) and 15(b) which are as of December 24, 1997.

DIGITAL COURIER INTERNATIONAL CORPORATION
Consolidated Balance Sheets
(Expressed in Canadian Dollars)

September 30, 1997 and 1996

-------------------------------------------------------------------------------------------------------------------
                                                                                     1997                 1996
-------------------------------------------------------------------------------------------------------------------
Assets
Current assets:
     Cash and cash equivalents                                            $       444,143      $     1,785,765
     Accounts receivable                                                        1,087,299              654,829
     Government receivable                                                         71,563              253,478
     Inventories                                                                  302,262              153,727
     Prepaids                                                                     351,512               94,210
-------------------------------------------------------------------------------------------------------------------
                                                                                2,256,779            2,942,009
Capital assets (note 4)                                                         7,490,151            7,865,266
Deferred development costs                                                             -               100,000
Intellectual property (note 5)                                                    749,995            1,416,667
Deferred charges                                                                       -               480,000
-------------------------------------------------------------------------------------------------------------------

                                                                          $    10,496,925      $    12,803,942
-------------------------------------------------------------------------------------------------------------------

Liabilities and Deficiency in Assets
Current liabilities:
     Accounts payable and accrued liabilities                             $     2,526,085      $     1,836,251
     Current portion of obligations under capital leases                        3,101,271            1,843,964
-------------------------------------------------------------------------------------------------------------------
                                                                                5,627,356            3,680,215
Long-term obligations under capital leases (note 6)                             3,608,873            3,743,228
Debenture (note 7)                                                              2,960,571            2,908,000
Preferred shares (note 8)                                                       2,000,000            2,000,000
Deficiency in assets:
     Share capital (note 9)                                                    15,040,866            7,426,510
     Deficit                                                                  (18,740,741)          (6,954,011)
-------------------------------------------------------------------------------------------------------------------
                                                                               (3,699,875)             472,499

Commitments (notes 8(c) and 14)
Subsequent events (note 15)

-------------------------------------------------------------------------------------------------------------------

                                                                          $    10,496,925      $    12,803,942
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

DIGITAL COURIER INTERNATIONAL CORPORATION
Consolidated Statements of Operations and Deficit
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

-------------------------------------------------------------------------------------------------------------------
                                                                                     1997                 1996
-------------------------------------------------------------------------------------------------------------------
Revenue                                                                   $     3,069,857       $    1,211,309

Expenses:
     Direct network costs                                                       5,089,295            2,021,969
     General and administration                                                 2,105,992            1,990,155
     Depreciation and amortization                                              4,030,141            1,787,670
     Sales and marketing                                                        1,471,228            1,336,405
     Research and development                                                   1,103,197              960,103
     Interest on long-term debt                                                 1,019,155              151,810
-------------------------------------------------------------------------------------------------------------------
                                                                               14,819,008            8,248,112
-------------------------------------------------------------------------------------------------------------------

Loss before other income                                                       11,749,151            7,036,803

Other (income) loss                                                                37,579              (82,792)
-------------------------------------------------------------------------------------------------------------------

Loss for the year                                                              11,786,730            6,954,011

Deficit, beginning of year                                                      6,954,011                 -
-------------------------------------------------------------------------------------------------------------------

Deficit, end of year                                                      $    18,740,741       $    6,954,011
-------------------------------------------------------------------------------------------------------------------

Loss per share (note 9(e))                                                      $    0.79            $    0.63
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

DIGITAL COURIER INTERNATIONAL CORPORATION
Consolidated Statements of Changes in Financial Position
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

-------------------------------------------------------------------------------------------------------------------
                                                                                     1997                 1996
-------------------------------------------------------------------------------------------------------------------
Cash provided by (used in):

Operations:
   Loss for the year                                                     $    (11,786,730)     $    (6,954,011)
   Items not involving cash:
     Depreciation and amortization                                              4,030,141            1,787,670
     Amortization of debenture discount                                            52,571                -
   Changes in non-cash operating working capital:
     Increase in accounts receivable                                             (432,470)            (654,829)
     Decrease (increase) in government receivable                                 181,915             (253,478)
     Increase in inventories                                                     (148,535)            (153,727)
     Increase in prepaids                                                        (257,302)             (94,210)
     Increase in accounts payable and accrued liabilities                         689,834            1,836,251
-------------------------------------------------------------------------------------------------------------------
                                                                               (7,670,576)          (4,486,334)

Financing:
   Assumption of obligations under capital leases,
     net of principal repayments                                                1,122,952            5,587,192
   Issue of common shares, net of share issue costs                             7,614,356            5,814,430
   Decrease (increase) in deferred charges                                        480,000             (480,000)
   Issue of common shares for acquisition of assets                                  -               1,100,001
   Issue of common shares for acquisition of business                                -                 420,078
   Issue of preferred shares for acquisition of intellectual property                -               2,000,000
   Issue of debentures                                                               -               2,908,000
   Issue of warrants                                                                 -                  92,000
-------------------------------------------------------------------------------------------------------------------
                                                                                9,217,308           17,441,701

Investments:
   Acquisition of business assets from MPR                                           -              (1,217,329)
   Purchase of intellectual property from MPR                                        -              (2,000,001)
   Acquisition of business, net of $452,295 cash acquired                            -                  32,217
   Deferred development costs                                                        -                (100,000)
   Purchase of capital assets                                                  (2,888,354)          (7,884,490)
-------------------------------------------------------------------------------------------------------------------
                                                                               (2,888,354)         (11,169,603)
-------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                               (1,341,622)           1,785,764

Cash and cash equivalents, beginning of year                                    1,785,765                    1
-------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                   $        444,143      $     1,785,765
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------

     Digital Courier International Corporation ("DCC") was incorporated under the Business Corporations Act (Alberta) on November 30, 1993 and commenced operations, when it acquired its business assets, on November 15, 1995.


1.   SIGNIFICANT ACCOUNTING POLICIES:

     (a) Future operations:

         These financial statements have been prepared on the going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. The ability of the Company to realize its assets and settle its liabilities is dependent upon its ability to obtain the financing necessary to continue the development of its intellectual property, and deployment of its proprietary network, repay its capital lease obligations, debentures and current liabilities and attain profitable operations. At September 30, 1997, the Company had a working capital deficit of $3,370,577 and net equity deficiency of $3,699,875 which substantiated uncertainty as to the Company's ability to operate as a going concern. Failure to continue as a going concern would require the Company's assets and liabilities to be shown at their liquidation values, which are substantially different from these presented.

     (b) Basis of presentation:

         These financial statements have been prepared in accordance with accounting principles and practices generally accepted in Canada which except as disclosed in note 13, are also in accordance, in all material respects, with those in the United States.

         The consolidated financial statements as at and for the year ended September 30, 1997, and 1996 include the accounts of DCC and its wholly-owned subsidiary Digital Courier International Inc. ("DCI") (together the "Company"). All significant intercompany accounts and transactions have been eliminated.

         The Company commenced operations on November 15, 1995 as such there are no comparative statements of operations and changes in financial position for the year ended September 30, 1995.

     (c) Cash and cash equivalents:

         Cash and cash equivalents include fixed income securities that are readily convertible to cash with a maturity of ninety days or less at the date of acquisition.
     (d) Inventories:

         Raw materials inventories are stated at the lower of cost, determined on a first in, first out basis, or replacement cost.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 2
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (e) Capital assets:

         Capital assets are stated at cost. Assets under capital leases are initially recorded at the present value of minimum lease payments at the inception of the lease. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

                    Office equipment                         3 years
                    Computer equipment                       3 years
                    Network costs                            3 years
                    Leasehold improvements                Lease term
                    Assets under capital leases           Lease term

     (f) Deferred development costs:

         The Company expenses all research and development costs as incurred with the exception of certain development costs incurred prior to commencement of or during initial commercial production of new products, which are deferred. Should the Company determine that the unamortized balance of deferred costs is in excess of amounts that can reasonably be recovered from the benefits of future sales, such excess will be written off at that time.

         Deferred development costs are amortized on a straight-line basis over the product's estimated useful life.

     (g) Intellectual property:

         Intellectual property is stated at cost and is amortized on a straight line basis over the estimated useful life of the property being three years.

     (h) Deferred charges:

         Deferred charges represent share issuance costs that are charged to share capital on completion of the public offering.

     (i) Translation of foreign currencies:

         The Company's functional currency is the Canadian dollar. Revenue and expense items transacted in foreign currencies are reflected in Canadian dollars at the rates prevailing at the time of the transaction. Accounts payable and receivable in foreign currencies are reflected in the financial statements in equivalent Canadian dollars at the rate of exchange prevailing at the balance sheet date.
         Currency gains and losses are included in loss for the period.

     (j) Loss per share:

         Loss per share has been calculated using the weighted average number of common shares outstanding during the period. Fully diluted loss per share has not been presented as the effect on basic loss per share would be anti-dilutive.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 3
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (k) Use of estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Significant areas requiring the use of estimates include the assessment of the underlying value of capital assets and intangible property, both of which are, at least in part, dependent upon the business continuing to operate as a going concern (note 1(a)). Actual results could differ from those estimates used in the financial statements.

     (l) Financial instruments:

         (i)  Fair value of financial instruments:

              The carrying amount of cash and cash equivalents, accounts receivable, government receivable and accounts payable and accrued liabilities approximates their fair value due to the short-term maturity of these items.

              The fair market value of the long-term obligations under capital leases, debentures and preferred shares, which is based upon discounted cash flows, including interest payments, approximates the carrying value reported in the balance sheet.

         (ii) Foreign exchange risk:

              Foreign exchange risk reflects the risk that the Company's earnings will decline due to fluctuations in exchange rates. Contracts billed in United States dollars by the Company come due in the short-term and, accordingly, the Company has determined there is no significant exposure to foreign exchange fluctuations. The Company does not have foreign exchange hedges in place at this time.

         (iii) Credit risk:

              Credit risk reflects the risk that the Company may be unable to recover contractual receivables. The Company has a significant number of individual contracts and no one contract represents a concentration of credit risk. The Company employs established credit approval practices to further mitigate this risk.

2.   BUSINESS COMBINATIONS:

     Effective the close of business on November 15, 1995, DCC issued 31,939,545 pre-consolidation common shares as consideration for the acquisition of all of the issued and outstanding common shares of DCI on the basis of three common shares of DCC for each common share of DCI.

     The acquisition has been recorded at the estimated fair value of the consideration given which, under reverse takeover accounting, is the fair value of the total number of shares of DCI that would have had to be issued in order to provide the same percentage of ownership of the combined company to the shareholders of DCC as they have in the combined company as a result of the reverse takeover.

     The acquisition details are as follows:

          Net assets acquired, at fair values:
            Cash                                            $452,295
            Working capital deficiency                       (33,769)
            Other assets                                       1,552
          ----------------------------------------------------------

                                                            $420,078
          ----------------------------------------------------------

          Consideration given for net assets acquired:
            Common shares issued                            $420,078
          ----------------------------------------------------------

     As the continuing entity is deemed to be DCI, share capital of DCC totaling $485,000 reported prior to the combination has been eliminated as a result of accounting for this combination as a reverse takeover.

     The consolidated statements of operations and deficit and changes in financial position reflect the results of operations and changes in financial position of DCC, the legal parent, for the period from November 16, 1995 to September 30, 1996 and for DCI the year ended September 30, 1996. The results of operations and changes in financial position of DCC for the period from October 1, 1995, being the date following the most recent audited balance sheet of DCC, to November 15, 1995, being immediately prior to the effective date of the combination, were not material.

3.   BUSINESS ACQUISITION:

     Effective November 15, 1995, DCI purchase certain business assets of its former parent company, MPR Teltech Ltd. ("MPR").

     Assets acquired, at the carrying amounts of MPR were as follows:

            Cash                                          $      250
            Accounts receivable                               94,318
            Capital assets                                 1,274,188
            Intellectual property (note 5)                 2,000,001
            --------------------------------------------------------
                                                           3,368,757
            Assumption of current liabilities               (151,177)
            --------------------------------------------------------

            Net assets acquired                           $3,217,580
            --------------------------------------------------------

          Consideration paid:
            Issuance of common shares (note 9)           $ 4,438,577
            Related party transaction adjustment (note 5) (3,338,576)
            --------------------------------------------------------
                                                           1,100,001
            Assumption of payable to related party           117,579
            Issuance of preferred shares (note 12)         2,000,000
            --------------------------------------------------------

                                                          $3,217,580
            --------------------------------------------------------

     The exchange of the common shares for the assets is a non-monetary transaction between related parties that does not result in the culmination of the earnings process. Therefore, the assets are recorded in the Company at their carrying amount to MPR. MPR had previously expensed all but $2,000,000 of the research costs relating to the development of the intellectual property. The related party transaction adjustment reduces the assigned value of the technology acquired and the consideration paid to the carrying amount of the intellectual property acquired.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 4
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


4.   CAPITAL ASSETS:

-------------------------------------------------------------------------------------------------------------------
                                                                              Accumulated
                                                                             depreciation                 1997
                                                                                      and             Net book
                                                              Cost           amortization                value
-------------------------------------------------------------------------------------------------------------------
     Office equipment                               $       35,230         $       14,902       $       20,328
     Computer equipment                                  1,665,560                141,699            1,523,861
     Network costs                                         655,338                138,789              516,549
     Leasehold improvements                                175,000                175,000                   -
     Assets under capital lease                          9,426,828              3,997,415            5,429,413
-------------------------------------------------------------------------------------------------------------------

                                                    $   11,957,956         $    4,467,805       $    7,490,151
-------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------
                                                                              Accumulated
                                                                             depreciation                 1996
                                                                                      and             Net book
                                                              Cost           amortization                value
-------------------------------------------------------------------------------------------------------------------

     Office equipment                               $      108,547         $       16,000       $       92,547
     Computer equipment                                  2,623,023                635,210            1,987,813
     Network costs                                         364,310                 29,766              334,544
     Leasehold improvements                                175,000                 87,500               87,500
     Assets under capital lease                          5,798,722                435,860            5,362,862
-------------------------------------------------------------------------------------------------------------------

                                                    $    9,069,602         $    1,204,336       $    7,865,266
-------------------------------------------------------------------------------------------------------------------

     At September 30, 1997, computer equipment includes $339,109 (1996 - $843,927) of computers, parts and materials that have not been put into use at network sites and therefore have not been depreciated.

     During the year the Company sold computer parts amounting to $477,225 to a supplier that were then used in the manufacturing of computers for the Company's proprietary network.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 5
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


5.    INTELLECTUAL PROPERTY:

     The Company acquired certain software and hardware design, copyrights, trademarks, trade secrets and third party licenses from MPR. The intellectual property was valued in the Technology Transfer and Licensing Agreement at $5,338,577. For accounting purposes, however, their assets have been recorded at their carrying value on the accounts of MPR (Note 3). As a result, the intellectual property and common shares were each reduced by $3,338,576 resulting in the common shares recorded at $1.00 and the intellectual property at $2,000,001.

-------------------------------------------------------------------------------------------------------------------
                                                                                     1997                 1996
-------------------------------------------------------------------------------------------------------------------
     Intellectual property                                                 $    2,000,001       $    2,000,001
     Less accumulated amortization                                              1,250,006              583,334
-------------------------------------------------------------------------------------------------------------------

                                                                           $      749,995       $    1,416,667
-------------------------------------------------------------------------------------------------------------------


6. LONG-TERM OBLIGATIONS UNDER CAPITAL LEASES:

     The Company is obligated to make principal and interest payments under capital leases during the fiscal years ended September 30 as follows:

                1998                                                       $    3,596,469
                1999                                                            3,041,632
                2000                                                              658,029
                2001                                                              167,687
                2002                                                               19,773
                -------------------------------------------------------------------------

                Minimum lease payments                                          7,483,590
                Less amount representing interest at approximately 11%            773,446
                -------------------------------------------------------------------------
                                                                                6,710,144
                Current portion of obligations under capital leases             3,101,271
                -------------------------------------------------------------------------

                                                                           $    3,608,873
                -------------------------------------------------------------------------

     The capital leases are secured by a charge on all assets, property and undertakings of the Company. Interest expense of $643,681 (1996 - $151,810) relating to capital lease obligations has been included in interest on long-term debt.


7.   DEBENTURE:

     On September 30, 1996, the Company issued a 9% debenture with a face value of $3,000,000, for cash consideration equal to $2,908,000 to various shareholders of the Company. The interest is compounded and payable quarterly. The debenture is due and payable on October 1, 1998 or repayable at the option of the Company at any time without penalty. The debenture is secured by a floating charge on all assets, property and undertakings of the Company. However, it is subordinated to the security interest granted to the lessor for capital leases, and to each of the four debentures issued on October 31, 1997 and December 24, 1997 (note 15(b)).

     The debenture was issued together with warrants having an assigned fair value of $92,000 (note 9(d)).

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 6
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


8.   PREFERRED SHARES:

     (a) Authorized:
         Unlimited number of preferred shares issuable in series Series 1 non-voting, redeemable and retractable at $1 per share

     (b) Issued and outstanding at September 30, 1997 and September 30, 1996:

-------------------------------------------------------------------------------------------------------------------
                                                                                   Number
                                                                                of shares               Amount
-------------------------------------------------------------------------------------------------------------------
         Series 1 preferred shares                                              2,000,000       $    2,000,000
-------------------------------------------------------------------------------------------------------------------

     (c) Redemption and retraction rights:

         In the event of a liquidation or winding up of the Company, the holders of the Series 1 preferred shares are entitled to payment of the paid-up amount, being $2,000,000. This must be paid in advance of any amounts being paid to common shareholders.

         The Company must redeem a portion of the Series 1 preferred shares 30 days following the end of each financial quarter that they remain outstanding. The aggregate redemption amount of the portion to be redeemed equals 50% of the Company's gross margin for the quarter, as defined in the preferred share conditions. To September 30, 1997, the gross margin test has not been met and no shares have been required to be redeemed.

         The Company may at any time redeem any or all of the preferred shares for $1 per share in cash or, at the option of the shareholder, for a number of common shares equal to one-half of the preferred shares being redeemed with the remaining half in cash.

         The holders of the Series 1 preferred shares may, at any time after November 15, 1998, demand by notice in writing that the Company redeem any or all of the shares for $1 per share. Payment of the retraction price would be made, solely at the option of the holder, by issuing one fully paid common share of the Company for each preferred share redeemed or by paying cash, in twelve equal monthly instalments.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 7
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


9.   SHARE CAPITAL:

     (a) Authorized:  Unlimited common shares, no par value

     (b) Issued and outstanding:

-------------------------------------------------------------------------------------------------------------------
                                                                                    Number
                                                                                 of shares              Amount
-------------------------------------------------------------------------------------------------------------------
         Balance at September 30, 1995                                           1,555,556     $       470,000
           Issued from October 1, 1995 to November 15, 1995
              exercise of agent's options for cash                                  33,333              15,000
-------------------------------------------------------------------------------------------------------------------
                                                                                 1,588,889             485,000
           Adjustments to record combination (reverse takeover):
              Reduction in book value of DCC stated share capital
                to that of DCI                                                        -                (64,922)
              Shares issued to acquire shares of subsidiary                     10,646,515           6,830,002
              Finder's fee related to business combination                          77,223                -
-------------------------------------------------------------------------------------------------------------------

           Balance at November 15, 1995 after business combination              12,312,627           7,250,080

           Issued from November 16, 1995 to September 30, 1996:
              Exercise of agent's options for cash                                  33,333              15,000
              Exercise of directors' incentive stock options for cash              155,555              70,000
-------------------------------------------------------------------------------------------------------------------
                                                                                   188,888              85,000

           Repurchased for cash                                                    (11,400)               (570)
           Value ascribed to warrants issued with debenture (note 7)                  -                 92,000
-------------------------------------------------------------------------------------------------------------------

           Balance at September 30, 1996                                        12,490,115           7,426,510

           Issued for cash                                                       3,196,700           6,393,400
           Exercise of right for cash                                            1,088,370           2,176,740
           Exercise of share purchase options for cash                              62,100              77,625
           Share issue costs                                                          -             (1,033,409)
-------------------------------------------------------------------------------------------------------------------

         Balance at September 30, 1997                                          16,837,285     $    15,040,866
-------------------------------------------------------------------------------------------------------------------

     On February 14, 1997 and March 14, 1997, the Company issued 3,100,000 and 96,700 common shares, respectively, at a price of $2.00 each for total cash proceeds of $6,393,400.

     Pursuant to a rights offering, the Company issued on April 29, 1997, 1,088,370 common shares at a price of $2.00 each for total proceeds of $2,176,740.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 8
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


9.   SHARE CAPITAL (CONTINUED):

     (c) Share purchase options:

         (i)  Employee and director share purchase option:

              The Company has a stock option plan for employees including officers and employee directors of the Company which provides for incentive options. While the Board of Directors determines the option price, such option price cannot be less than the closing market value of the common shares on the date of grant. The options generally expire five years from the date of grant and are exercisable over the period stated in each option.

              Employee and director share purchase options outstanding at September 30, 1997 are as follows.

-------------------------------------------------------------------------------------------------------------------
                                                                                     Price              Number
              Vesting date                             Expiry date               per share           of shares
-------------------------------------------------------------------------------------------------------------------
              March 6, 1996                        March 6, 2001                    $1.25              341,816
              March 6, 1997                        May 6, 1999                      $1.25               51,300
              March 6, 1997                        March 6, 2001                    $1.25               20,500
              March 6, 1997                        March 6, 2001                    $2.00              191,167
              September 27, 1997                   March 6, 2001                    $3.00              191,167
              September 27, 1997                   March 6, 2001                    $4.00              190,402
              September 27, 1997                   March 6, 2001                    $5.00              185,448
              March 13, 1997                       March 12, 2002                   $2.05              272,000
-------------------------------------------------------------------------------------------------------------------

              Total employee and director share purchase options                                     1,443,800
-------------------------------------------------------------------------------------------------------------------


              During the year ended September 30, 1997, 62,100 common shares were issued at $1.25 each pursuant to exercising share purchase options for total proceeds of $77,625. Share purchase options of 16,100 have expired.

              Subsequent to September 30, 1997 an additional 3,700 common shares have been issued at $1.25 each pursuant to share purchase option agreements.

         (ii) Other share purchase option:

              The Company has granted compensation options entitling the underwriters associated with the February 14, 1997 offering the right to acquire up to 80,100 common shares at a price of $2.00 per share expiring February 14, 1998 and up to an additional 74,900 common shares at a price of $2.00 per share expiring February 14, 1999.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 9
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


9.   SHARE CAPITAL (CONTINUED):

     (d) Warrants:

         On September 30, 1996, the Company issued 200,000 common share purchase warrants to various existing shareholders of the Company in conjunction with the issuance of the $3,000,000 debenture (note 7). The warrants are exercisable at a purchase price of $7.25 per common share at any time after September 30, 1997 and prior to September 30, 1998.

     (e) Loss per share:

         Loss per share has been calculated based on the weighted average number of shares outstanding after share consolidation being 14,953,409 (1996
         - 11,075,624).

     (f) Escrow shares:

         Pursuant to two escrow agreements among the Company, certain shareholders and the Company's transfer agent, a total of 2,615,851 common shares were held in escrow at September 30, 1997 (1996 - 3,923,775) subject to the following terms and conditions:

-------------------------------------------------------------------------------------------------------------------
                                                                                     1997                 1996
-------------------------------------------------------------------------------------------------------------------
         Common shares held in escrow to be released, with the consent of the
            Alberta Securities Commission, one half on each of March
            5, 1998 and March 5, 1999                                             592,593              888,889

         Common shares held in escrow to be released one half on each of March
            5, 1998 and March 5, 1999 unless sooner released upon the attainment of certain performance goals and consent of the
            Alberta Securities Commission                                       2,023,258            3,034,886
-------------------------------------------------------------------------------------------------------------------

                                                                                2,615,851            3,923,775
-------------------------------------------------------------------------------------------------------------------

     (g) Performance incentive plan:

         The Company sold to employees of the Company an aggregate of 600,000 common shares at $0.05 per common share. The shares are held in a trust to be distributed to each employee quarterly or repurchased by the Company if employment is terminated.

         At September 30, 1997, the trust has distributed 343,207 (1996 - 235,815) of these shares to employees. Subsequent to September 30, 1997 a further 26,880 common shares were distributed from the trust to employees.

         At September 30, 1997, the Company had repurchased 11,400 shares from the trust relating to employees that are no longer with the Company.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 10
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


10.  INCOME TAXES

     To September 30, 1997, the Company has incurred non-capital losses of approximately $17,000,000 that are available to reduce future years' income for Canadian income tax purposes. In addition, the Company has assets for which tax values exceed the recorded net book value by $5,100,000 (1996 - $4,100,000). The potential income tax benefits related to these non-capital losses and timing differences have not been reflected in the accounts as there is no virtual certainty that the benefits will be realized.



11.  SEGMENTED INFORMATION:

     All of the Company's activities are in one business segment, the operation of a two way digital delivery system to the radio broadcast market. Although the Company has sales in Canada and the United States, substantially all of its assets are located in Canada. Total sales during the year ended September 30, 1997 outside Canada were approximately $1,878,000 (1996 - $691,000).



12.  RELATED PARTY TRANSACTIONS:

     (a) DCI agreed to provide certain technological support and assistance to a shareholder, MPR Teltech Ltd. ("MPR"), a wholly owned subsidiary of BC Telecom Inc. ("BC Telecom") for a period of two years ending September 15, 1997. The credit terms for these transactions are payment within 30 days of the receipt of the invoice and any balance that remains outstanding after 30 days will be subject to a finance charge of one per cent per month.

         In addition, DCI granted to MPR and its parent company the perpetual, irrevocable, royalty free right to use, modify and otherwise exploit, for specific purposes, the technology acquired by the Company from MPR.

     (b) During the years presented, the Company and MPR provided services and materials to each other in the ordinary course of business. There were no sales to MPR during the year ended September 30, 1997 (1996 - $181,000). During the year ended September 30, 1997, the Company acquired services of approximately $12,000 (1996 - $784,000) and no materials (1996 - $1,897,000) from MPR. Commencing June 1996, MPR no longer provided materials to the Company.

     (c) During the year ended September 30, 1997, the Company was charged consulting expenses of approximately $208,000 (1996 - $246,000) by companies related by virtue of common directors and officers.

     (d) The Company leases equipment from Telecom Leasing Canada Limited ("TLC"), which is a wholly owned subsidiary of BC Telecom (Note 14(b)).

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 11
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

     As disclosed in note 1(b), these financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") which conform, in all material respects, with those of the United States, except as described below:

     (a) Income taxes:

         Under the asset and liability method of United States Statement of Financial Accounting Standards No. 109 ("FAS 109"), deferred income tax assets and liabilities are measured using enacted tax rates for the future income tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. The application of the provisions of FAS 109 on the Company's balance sheet resulted in no net difference in deferred taxes from that reported under Canadian GAAP, as calculated net deferred tax assets would be fully offset by a valuation allowance. At September 30, 1997, the gross deferred tax asset amount was approximately $9,724,000 (1996 - $4,400,000), primarily composed of a non-capital loss carryforward of $7,480,000 (1996 - $ 2,596,000) and excess tax costs over book basis of capital assets and intellectual property of $2,244,000 (1996 - $1,804,000), which is reduced by a valuation allowance of $9,724,000 (1996 - $4,400,000). There was no deferred tax liability.

     (b) Accounting for stock based compensation:

         The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") which requires stock based compensation be accounted for based on a fair value methodology. As permitted by the statement, the Company has elected to continue measuring compensation costs relating to stock options granted to employees, management and directors using the intrinsic value based method of accounting. Under the intrinsic value based method, employee stock option compensation is the excess, if any, of the quoted market value of the stock at the date of the grant over the amount an optionee must pay to acquire the stock. Stock options issued to individuals other than employees, management or directors would be recorded at their fair market value.

         Under the intrinsic value method was used, the total stock based compensation expense to be recognized for the stock options granted on March 6, 1996 would have been approximately $6,100,000. Deferred compensation would be amortized to income over the service period of the stock options as follows:

                  Year ended September 30, 1996                            $    3,984,000
                  Year ended September 30, 1997                                 2,116,000
                  -----------------------------------------------------------------------

                                                                           $    6,100,000
                  -----------------------------------------------------------------------

         As the exercise price of all other options approximate market value at date of grant, the Company has determined that this accounting policy has no effect, with respect to these other stock options, on its results of operations.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 12
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

     (c) Research and development:

         During the year ended September 30, 1996, the Company acquired intellectual property with an assigned value of $2,000,000 from its parent company that has been recorded at the parent company's carrying amount. However, under United States Statement of Financial Accounting Standards No. 2 ("FAS 2") the parent would have been required to expense the research and development as incurred. Accordingly, the parent's carrying amount would be nil and the Company, under Staff Accounting Bulletin No. 48, would record the intellectual property at nil.

         In addition, $100,000 of deferred development costs which were capitalized during the period ended September 30, 1996 would be expensed immediately under AICPA Accounting Principle Board Opinion 17.

         If the financial statements had been prepared in conformity with U.S. GAAP, as a result of the accounting for acquired intellectual property and deferred development costs, the amortization for the year ended September 30, 1997 would decrease by $766,672 (1996 - $483,334).

     (d) Summary of U.S. GAAP adjustments:

         The following table sets forth the effect on the loss for the period and loss per share:

-------------------------------------------------------------------------------------------------------------------
                                                                                     1997                 1996
-------------------------------------------------------------------------------------------------------------------
         Loss determined under Canadian GAAP                             $    11,786,730        $    6,954,011
         Expense relating to stock based compensation                          2,116,000             3,984,000
         Reduction of amortization of intellectual property
            and deferred development costs                                      (766,672)             (583,334)
         Write off of deferred development costs                                      -                100,000
-------------------------------------------------------------------------------------------------------------------

         Loss determined under U.S. GAAP                                 $    13,136,058        $   10,454,677
-------------------------------------------------------------------------------------------------------------------

         Weighted average number of shares outstanding                        14,953,409            11,075,624
-------------------------------------------------------------------------------------------------------------------

         Loss per share                                                         $   0.88            $    0.94
-------------------------------------------------------------------------------------------------------------------

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 13
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

     (d) Summary of U.S. GAAP adjustments (continued):

         The following table sets forth the effect on the balance sheet:

-------------------------------------------------------------------------------------------------------------------
                                                                                     1997                 1996
-------------------------------------------------------------------------------------------------------------------
         Total assets determined under Canadian GAAP                      $    10,496,925      $    12,803,942
         Decrease in intellectual property                                       (749,995)          (1,416,667)
         Decrease in deferred development costs                                        -              (100,000)
-------------------------------------------------------------------------------------------------------------------

         Total assets determination under U.S. GAAP                       $     9,746,930      $    11,287,275
-------------------------------------------------------------------------------------------------------------------

         Shareholders' equity (Deficiency in Assets)
           determined under Canadian GAAP                                 $    (3,699,875)     $       472,499
         Additional paid in capital for stock
           compensation expense                                                 6,100,000            6,100,000
         Deferred compensation                                                         -            (2,116,000)
         Reduction of equity for decrease in
            intellectual property                                              (2,000,000)          (2,000,000)
-------------------------------------------------------------------------------------------------------------------
                                                                                  400,125            2,456,498
         Increase in deficit under U.S. GAAP                                   (4,849,995)          (3,500,666)

-------------------------------------------------------------------------------------------------------------------

         Shareholders' deficiency in assets under U.S. GAAP                    (4,449,870)          (1,044,168)

         Current liabilities                                                    5,627,356            3,680,215
         Long-term obligations under capital leases                             3,608,873            3,743,228
         Debenture                                                              2,960,571            2,908,000
         Preferred shares                                                       2,000,000            2,000,000
-------------------------------------------------------------------------------------------------------------------

         Liabilities and Shareholders' equity under U.S. GAAP             $     9,746,930      $    11,287,275
-------------------------------------------------------------------------------------------------------------------

     (e) Statement of cash flows:

         The following non-cash transactions would not be reflected as investing and financing cash flows in a statement of cash flows under U.S. GAAP:

         (i) Acquisition of assets through assumption of capital lease obligations of $3,628,106 at September 30, 1997 (1996 - $5,798,722).

         (ii) Application of deferred financing charges of $480,000 for the year ended September 30,1997 (1996 - Nil) to share capital issued.

         (iii) Acquisition of $3,217,329 of assets, including $2,000,001 of intellectual property, through the issuance of $2,000,000 in preferred shares, $1,100,001 in common shares, and assumption of $117,328 in payable to related party during the year ended September 30, 1996.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 14
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

     (e) Statement of cash flows (continued):

         (iv) Acquisition of subsidiary through the issue of $420,078 of common shares and the assumption of $32,117 of working capital deficiency during the year ended September 30, 1996.

     As a result, cash flows from operating, financing and investing activities under U.S. GAAP would be presented as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                                     1997                 1996
-------------------------------------------------------------------------------------------------------------------
     Cash flows from:
         Operating activities                                              $   (7,670,576)      $   (4,586,334)
         Financing activities                                                   5,589,202            8,005,572
         Investing activities                                                     739,752           (1,633,474)
-------------------------------------------------------------------------------------------------------------------

                                                                           $    1,341,622       $    1,785,764
-------------------------------------------------------------------------------------------------------------------


14.  COMMITMENTS:

     (a) Premises lease:

         The Company has an operating lease for office premises commencing January 1, 1997 and expiring December 31, 1999, with a three year option to renew. The Company's basic rent payments are as follows:

          1998                                              $    117,593
          1999                                                   111,792
          2000                                                    27,948
          --------------------------------------------------------------

                                                            $    257,333
          --------------------------------------------------------------

     (b) Lease credit facility:

         The Company has entered into an agreement dated November 15, 1995 to lease computer equipment with a combined value of up to $10 million for periods of 36 months. The obligation under the lease agreement is not to exceed $7 million.

         To September 30, 1997, the Company entered into lease agreements totaling $9,426,828. These agreements have been accounted for as capital leases (see note 6).

     (c) Inventory:

         The Company has entered into an agreement to purchase inventory from a supplier requiring six monthly payments of $17,500 commencing October 1, 1997 with a final payment of approximately $133,000 due in March 1998.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 15
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


15.  SUBSEQUENT EVENTS:

     (a)  Obligations under capital leases:

         Subsequent to September 30, 1997, the Company has assumed $361,861 of assets under capital leases.

         In addition TLC and the Company have entered into an agreement ("Modification Agreement") to defer the principal portion of lease payments for the months of December 1997 to April 1998. The principal portion of the December 1997 and January 1998 payments will be recapitalized over the remaining term of the existing leases and the February 1998 to April 1998 principal amounts will be due and payable on May 1, 1998.

         The Company must pay deferral fees for each month a principal payment is deferred as follows:

               January, 1998                                     $     30,000
               February, 1998                                          35,000
               March, 1998                                             40,000
               April, 1998                                             45,000
               --------------------------------------------------------------

                                                                 $    150,000
               --------------------------------------------------------------

         The deferral fees are due and payable on May 1, 1998.

         On November 5, 1997 the Company issued 50,000 common shares at a price of $1.85 to TLC as a fee for renegotiating the covenants and terms and conditions of the capital leases in conjunction with the debentures issued on October 31, 1997. The fee has been reflected in the September 30, 1997 statement of operations.

     (b) Debentures:

         On October 31, 1997, the Company issued two 15% convertible debentures with a face value of $1,250,000 each, totaling $2,500,000, to MPR and CIBC. The interest is payable and the debentures are due and payable on the earlier of May 1, 1998 or the date the Company completes a treasury offering of common shares or other equity securities that results in net proceeds to the Company of at least $8,000,000. The debentures are convertible into common shares of the Company, at the sole option of the holder, at the weighted average share price for the ten trading days ending on the fifth trading day immediately preceding the conversion. The debentures are secured by a floating charge on all assets, property and undertakings of the Company. However, they are subordinated to the security interest granted to the lessor for capital leases.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 16
(Expressed in Canadian Dollars)

Years ended September 30, 1997 and 1996

--------------------------------------------------------------------------------


15.  SUBSEQUENT EVENTS (CONTINUED):

     (b) Debentures (continued):

         On December 24, 1997, the Company issued two additional 15% debentures with a face value of $1,250,000 each, totaling $2,500,000 to MPR and CIBC. The interest is payable and the debentures are due and payable the earlier of May 1, 1998 or the date the Company completes a treasury offering of common shares or other equity securities that results in net proceeds to the Company of at least $4,000,000; and the date a change of control occurs of over 25% of the outstanding voting securities of the Company. The debentures are secured by a floating charge on all assets, property and undertakings of the Company. However, they are subordinated to the security interest granted to the lessor for capital leases. These debentures have pari passu ranking to the debentures issued October 31, 1997.